Exhibit 99.1
News Release
FOR APPROVAL
Investor Contact:
Margaret M. Boyce
(312) 255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND REPORTS THIRD QUARTER FY07 RESULTS
Net Revenue and Earnings per Share Increase
Free Cash Flow of $11.6 million
CHICAGO, February 1, 2007—Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management and technology consulting firm, today announced results for its third quarter of fiscal year 2007 (ended December 31, 2006).
Financial Results
In the third quarter of fiscal year 2007, net revenue from continuing operations was $43.7 million, up 6% compared to $41.2 million reported in the prior quarter and up 28% compared to $34.2 million reported in the third quarter of fiscal year 2006. In the third quarter, the Company reported income from continuing operations before taxes of $5.2 million and income from continuing operations after taxes of $2.5 million, or $0.08 per diluted share. In the year ago period, the Company reported income from continuing operations before taxes of $179 thousand and a loss from continuing operations after taxes of ($1.0) million, or ($0.03) per diluted share.
Free cash flow from continuing operations (cash flow provided by operating activities less capital expenditures and free cash flow from discontinued operations) in the third quarter was $11.6 million. During the third quarter, the Company repurchased 1.5 million shares of its common stock for $17.6 million. The Company also declared and paid an annual dividend for the first time. The dividend was paid on December 8, 2006 in the amount of $0.30 per share of common stock outstanding for a total cash payout of $9.7 million. The Company ended the quarter with cash and cash equivalents of $82.4 million.
“Diamond enjoyed a strong third quarter along many dimensions,” said Adam Gutstein, President and CEO of Diamond. “Our focus on operational basics and business execution has resulted in strong operational performance across a number of key metrics. We delivered 6%
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Diamond Management & Technology Consultants, Inc. Third Quarter FY2007 Results/page 2 sequential net revenue growth and made further progress driving margin expansion with a pretax margin of 11.8%. We generated free cash flow from continuing operations of $11.6 million as a result of strong operating performance and particularly strong calendar-year-end cash collections. And importantly, our annualized voluntary attrition improved to 10%.”
Diamond served 60 clients in continuing operations during the third quarter of fiscal year 2007, compared with 63 clients in the second quarter and 52 in the year-ago period. The Company added 18 new clients in the third quarter compared with 23 in the second quarter and 15 in the year-ago period. The top five clients represented 39% of revenue during the third quarter compared to 41% in the second quarter and 44% in the year-ago period. The Company ended the third quarter with 503 client-serving professionals, compared with 502 in the second quarter and 435 in the year-ago period.
Business Outlook
Fourth Quarter FY07
In the fourth quarter, the Company anticipates its continuing operations to generate net revenue of $44 to $47 million, pretax income of $5.3 to $6.0 million, earnings per diluted share of $0.08 to $0.10, and free cash flow of $4 to $7 million. The Company expects its effective income tax rate to be between 47% and 51%.
Fiscal year 2008
“Our outlook for fiscal year 2008 is positive,” continued Gutstein. “While our plan is preliminary and subject to Board review and approval, in fiscal year 2008 we believe we will continue to grow net revenue in the range of 16 to 20 percent. We anticipate full-year pretax margins to be in the range of 13 to 14 percent and EPS of 42 to 48 cents, assuming a full year effective income tax rate between 46 and 49 percent. We expect to generate full-year free cash flow in the range of 28 to 34 million dollars.”
Conference Call
Diamond management will host a conference call today, February 1, 2007, at 8:00 am CT to discuss the results of the quarter. The dial-in number for the conference call is 888-939-6306 for North American callers and 415-908-6256 for international callers. The replay will be available until February 6, 2007 and can be accessed by calling 402-977-9140, then entering passcode number 21320316. The call will be broadcast live and archived on Diamond’s web site at www.diamondconsultants.com.
About Diamond
Diamond is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. Diamond is headquartered in Chicago, with offices in New York, Washington, D.C., Hartford, London

Diamond Management & Technology Consultants, Inc. Third Quarter FY2007 Results/page 3 and Mumbai. Diamond is publicly traded on the Nasdaq Global Market under the symbol “DTPI.” To learn more, visit www.diamondconsultants.com
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to among other things, such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, recruitment and retention of personnel, possible termination of projects by major clients, collections of receivables, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-K for the year ended March 31, 2006.

Diamond Management & Technology Consultants, Inc. Third Quarter FY2007 Results/page 4
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$43,736	$34,244	$125,795	$106,395
Reimbursable expenses	5,422	4,185	16,203	13,288

Total revenue	49,158	38,429	141,998	119,683

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	28,797	25,633	89,280	72,901
Reimbursable expenses	5,422	4,185	16,203	13,288

Total project personnel expenses	34,219	29,818	105,483	86,189

GROSS MARGIN	14,939	8,611	36,515	33,494

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,662	1,850	6,914	4,832
Marketing and sales	1,182	776	2,541	2,365
Management and administrative support	6,892	6,471	20,840	18,642
Restructuring charges (recovery)	—	10	(24)	2,360

Total other operating expenses	10,736	9,107	30,271	28,199

INCOME (LOSS) FROM OPERATIONS	4,203	(496)	6,244	5,295

OTHER INCOME, NET	972	675	2,952	2,229

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,175	179	9,196	7,524

INCOME TAX EXPENSE	2,631	1,208	4,546	5,923

INCOME (LOSS) FROM CONTINUING OPERATIONS AFTER INCOME TAXES	2,544	(1,029)	4,650	1,601

DISCONTINUED OPERATIONS:
Gain (loss) on disposal of discontinued operations, including income tax benefit of $574 for the nine months ended December 31, 2006	(147)	—	22,889	—
Income (loss) from discontinued operations, net of income taxes	457	1,658	1,329	(12,715)

DISCONTINUED OPERATIONS, NET OF INCOME TAXES	310	1,658	24,218	(12,715)

NET INCOME (LOSS)	$2,854	$629	$28,868	$(11,114)

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.08	$(0.03)	$0.14	$0.05
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	0.01	0.05	0.75	(0.38)

NET INCOME (LOSS)	$0.09	$0.02	$0.90	$(0.33)

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.08	$(0.03)	$0.14	$0.05
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	0.01	0.05	0.72	(0.36)

NET INCOME (LOSS)	$0.08	$0.02	$0.85	$(0.32)

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	31,647	32,521	32,120	33,254

SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	33,675	32,521	33,771	34,948
The following amounts of stock-based compensation expense (“SBC”) are included in each of the respective expense categories reported above:

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Project personnel costs before reimbursable expenses	$2,580	$2,320	$8,323	$6,554
Professional development and recruiting	21	23	77	51
Marketing and sales	95	79	262	281
Management and administrative support	697	624	2,260	1,663

SBC from continuing operations	$3,393	$3,046	$10,922	$8,549
SBC included in income (loss) from discontinued operations	—	933	527	2,851

	$3,393	$3,979	$11,449	$11,400
SBC recorded against the gain on disposal of discontinued operations	—	—	1,379	—

Total SBC	$3,393	$3,979	$12,828	$11,400

Diamond Management & Technology Consultants, Inc. Third Quarter FY2007 Results/page 5
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	March 31,
	2006	2006
	(Unaudited)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$82,422	$69,899
Accounts receivable, net of allowance of $630 and $629 as of December 31, 2006 and March 31, 2006, respectively	11,764	11,908
Deferred tax asset — current portion	1,270	1,457
Prepaid expenses and other current assets	5,620	3,105
Current assets from discontinued operations	—	21,097

Total current assets	101,076	107,466

Computers, equipment, leasehold improvements and software, net	2,447	1,431
Restricted cash	6,310	5,493
Deferred tax asset — long-term portion	6,966	8,008
Other assets	1,897	3,322
Non-current assets from discontinued operations	—	2,767

Total assets	$118,696	$128,487

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,759	$2,260
Income taxes payable	474	899
Accrued compensation	7,526	4,966
Other accrued liabilities	11,294	9,385
Current liabilities of discontinued operations	—	14,746

Total current liabilities	21,053	32,256

Restructuring accrual, less current portion	394	527
Net tax indemnification obligation	3,168	—
Non-current liabilities from discontinued operations	—	3,816

Total liabilities	24,615	36,599

Stockholders’ equity:
Common stock, 31,693 shares outstanding as of December 31, 2006 and 32,499 shares outstanding as of March 31, 2006	534,473	546,293
Accumulated other comprehensive income (loss)	(2,688)	2,473
Accumulated deficit	(437,704)	(456,878)

Total stockholders’ equity	94,081	91,888

Total liabilities and stockholders’ equity	$118,696	$128,487

Diamond Management & Technology Consultants, Inc. Third Quarter FY2007 Results/page 6
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,854	$629	$28,868	$(11,114)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Restructuring charges (recovery)	—	36	(478)	11,193
Depreciation and amortization	481	685	1,410	2,103
Stock-based compensation	3,393	3,979	11,449	11,400
Loss (gain) on sale of discontinued operations	147	—	(22,315)	—
Deferred income taxes	2,246	417	1,212	4,521
Changes in assets and liabilities:
Accounts receivable	4,112	(3,380)	(5,359)	(4,029)
Prepaid expenses and other	(132)	568	(645)	157
Accounts payable	(394)	189	(948)	(516)
Restructuring accrual	(64)	(4,072)	(1,255)	(4,976)
Other assets and liabilities	(899)	720	7,223	(4,634)

Net cash provided by (used in) operating activities	11,744	(229)	19,162	4,105

Cash flows from investing activities:
Increase in restricted cash	(724)	—	(817)	—
Net proceeds from sale of discontinued operations	(129)	—	27,920	—
Net purchases of short-term investments	—	—	—	55,975
Capital expenditures, net	(279)	(264)	(1,934)	(1,029)
Other assets	—	—	47	60

Net cash provided by (used in) investing activities	(1,132)	(264)	25,216	55,006

Cash flows from financing activities:
Stock option and employee stock purchase plan proceeds	5,483	564	7,024	6,279
Shares withheld for employee withholding taxes	(2,587)	(980)	(5,086)	(3,362)
Tender offer cash distributions	(1,805)	—	(1,805)	—
Common stock cash dividend	(9,716)	—	(9,716)	—
Proceeds due to employees from employee sales of common stock	(2,431)	—	—	—
Tax benefits from employee stock plans, net of adjustments	823	(23)	2,088	26
Purchase of treasury stock	(18,414)	(7,237)	(26,967)	(32,711)

Net cash used in financing activities	(28,647)	(7,676)	(34,462)	(29,768)

Effect of exchange rate changes on cash	166	449	283	(373)

Net increase (decrease) in cash and cash equivalents	(17,869)	(7,720)	10,199	28,970
Cash and cash equivalents at beginning of period	100,291	78,960	72,223 (1)	42,270

Cash and cash equivalents at end of period	$82,422	$71,240	$82,422	$71,240

Non-cash financing activities:
Treasury stock repurchase obligation	$—	$1,625	$—	$1,625
Reclassification of stock-based compensation balance to additional paid-in capital	—	—	—	2,174

(1)	Cash and cash equivalents includes $2,324 of cash and cash equivalents classified as discontinued operations as of March 31, 2006.